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Exhibit 10.5

RESIGNATION AGREEMENT

        This Resignation Agreement ("Agreement") is entered into as of May 12, 2008 by and between Prospect Medical Holdings, Inc., a Delaware corporation ("Prospect"), and Jacob Y. Terner, M.D. ("Dr. Terner").

RECITALS

        WHEREAS, Dr. Terner has been employed with Prospect pursuant to an Employment Agreement dated as of August 1, 1999, as amended (the "Employment Agreement"), most recently serving as Chairman of the Board of Prospect; and

        WHEREAS, Dr. Terner has also served as director and chief executive officer of Prospect's management company subsidiaries (the "Prospect Subsidiaries"); and

        WHEREAS, in addition to Dr. Terner's positions with Prospect and its management company subsidiaries, Dr. Terner has served as director, chief executive officer and sole shareholder of Prospect Medical Group, Inc. ("Group"), a California professional corporation affiliated with Prospect, and as director and chief executive officer of each of Prospect's other affiliated physician organizations, except for AMVI/Prospect Health Network and Nuestra Familia Medical Group (together with Group, the "Affiliated Physician Organizations"); and

        WHEREAS, Prospect wishes Dr. Terner to immediately resign his positions as an officer and director of Prospect and the Prospect Subsidiaries and, ultimately, as an officer and director of the Affiliated Physician Organizations; and

        WHEREAS, Dr. Terner wishes to accommodate Prospect and so resign from his positions with Prospect and the Prospect Subsidiaries and as an officer of the Affiliated Physician Organizations, but to continue at Prospect's request on a temporary basis to act as director and officer of the Affiliated Physician Organizations, as sole shareholder of Group and as holder of record title to Group's shares in Nuestra Familia Medical Group until a suitable replacement can be identified for such positions; and

        WHEREAS, Dr. Terner and Prospect (collectively, "the Parties") desire to set forth the terms and conditions of Dr. Terner's resignation in this Agreement.

AGREEMENT

        NOW, THEREFORE, the Parties hereby agree as follows:

1.
RESIGNATION.

        (a)   Dr. Terner's employment by, and, except as provided for in this Agreement, entitlement to compensation from, Prospect and the Prospect Subsidiaries (collectively, the "Company") will end effective May 12, 2008 (the "Effective Date"). Prospect will continue to pay Dr. Terner's current base salary, on its normal payroll schedule, and (subject to all applicable withholding), through the Effective Date. On the Effective Date, Prospect shall issue Dr. Terner his final paycheck, representing all wages, compensation, accrued, unused vacation and reimbursable expenses (to the extent reimbursement requests have been submitted by Dr. Terner prior to the Effective Date) to which he is entitled. To the extent that any reimbursable expenses to which Dr. Terner is entitled have not been submitted by Dr. Terner for reimbursement or have not been billed or cannot otherwise be calculated by Prospect prior to the Effective Date, Prospect shall pay such expenses or reimburse Dr. Terner, as appropriate, promptly following presentation of evidence to Prospect of such reimbursable amounts. As of the signing of this document, Dr. Terner acknowledges and agrees that except for amounts due to him in his final paycheck, and for reimbursable expenses payable following the Effective Date as noted in the immediately preceding sentence, he has received all monies, bonuses, commissions, other compensation or perquisites and reimbursements he earned or was due through the Effective Date.

        (b)   Dr. Terner resigns his positions as an officer, director and/or manager of the Company and of Alta Hospitals System, LLC, all effective as of the Effective Date. Dr. Terner agrees to execute any documentation necessary to effectuate such resignations and his ultimate resignations as an officer of the Affiliated Physician Organizations per Section 3 below.

        (c)   Except as expressly provided for in this Agreement, Dr. Terner's entitlement to benefits from the Company, and eligibility to participate in the Company's benefit plans, shall cease on the Effective Date, except to the extent Dr. Terner elects to and is eligible to continue his medical and dental benefits at his sole expense pursuant to COBRA.

2.
PAYMENTS.

        (a)   In consideration for Dr. Terner's resignation and the other promises contained in this Agreement, commencing as of May 12, 2008 and concluding on April 30, 2011 (the "Payment Period"), Prospect shall make payments to the Terner Family Trust dated December, 1997 ("TFT") as follows:

          (i)    For the twelve (12) month period commencing on May 1, 2008 and ending on April 30, 2009, Prospect shall pay to TFT the sum of $19,361.10 per month, paid on the last business day of each month.

          (ii)   For the twenty four (24) month period commencing on May 1, 2009 and ending on April 30, 2011, Prospect shall pay to TFT the sum of $42,694.45 per month, paid on the last business day of each month.

        (b)   Both parties to this Agreement acknowledge and agree that the payments described above fulfill the contractual obligations owed by the Company to Dr. Terner under his Employment Agreement. Except as specifically provided in this Agreement, Dr. Terner agrees that the Company has no further obligation to make any payments to, or bestow any benefits upon Dr. Terner for any reason.

3.
AFFILIATED PHYSICIAN ORGANIZATIONS.

        Following the Effective Date, Dr. Terner agrees to serve as director, officer and sole shareholder of Group, as director and officer of each of Prospect's other Affiliated Physician Organizations and as holder of record title to Group's shares in Nuestra Familia Medical Group until such time as Prospect has identified a replacement for such positions, but in no event for more than ninety (90) days following the Effective Date. Dr. Terner shall continue to serve in such positions subject to the terms and conditions of the agreements described below, but shall resign from such positions immediately upon Prospect's request. Dr. Terner shall not be entitled to any additional compensation from Prospect for such services. Further to the foregoing, Dr. Terner acknowledges that he is a party to the following agreements which benefit Prospect, Group, and their lenders: (i) Third Amended and Restated Assignable Option Agreement effective as of August 8, 2007 with Prospect Medical Systems and Group ("PMG Shares Assignable Option"), (ii) Amended and Restated Option Agreement effective as of August 8, 2007 with Group ("Nuestra Shares Assignable Option"), (iii) First Lien Pledge Agreement effective as of August 8. 2007 ("First Lien Pledge Agreement) in favor of Bank of America, N.A., as administrative agent ("Administrative Agent") with respect to the PMG Shares and Nuestra Shares, and its successors and assigns, including the lenders of Prospect and Group ("Lenders"), and (iv) Second Lien Pledge Agreement effective as of August 8. 2007 ("Second Lien Pledge Agreement") in favor of the Administrative Agent and the Lenders with respect to the PMG Shares and Nuestra Shares. Dr. Terner acknowledges and agrees that he shall continue to be a party to the PMG Shares Assignable Option, the Nuestra Shares Assignable Option, the First Lien Pledge Agreement and the Second Lien Pledge Agreement, and that he shall continue to be bound by the obligations thereunder, until a replacement has been instituted.

4.
RELEASE OF CLAIMS

        In consideration of the amounts specified in paragraph 2, and the promises contained in this Agreement, it is further agreed that Dr. Terner, on behalf of himself as well as his successors, hereby releases and covenants not to sue the Company, its past and present partners, employees, representatives, shareholders, officers, directors, agents, attorneys, accountants, lenders, insurers, predecessors in interest, successors in interest, related companies, subsidiaries, parent companies, divisions, affiliates, assigns and heirs, and each of them, from any and all claims or causes of action whether known or unknown, occurring prior to the date of this Agreement which arise out of, are based upon or relate to Dr. Terner's employment (including his positions as an officer, director, and/or manager) with the Company and its affiliates and his resignation from employment.

5.
ADEA WAIVER

        Dr. Terner agrees that this Agreement meets the requirements of the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended by the Older Workers' Benefit Protection Act of 1990 ("OWBPA"), including the provisions of 29 U.S.C. § 626(f)(1) regarding specific requirements for the waiver of rights and claims thereunder in any way arising prior to the date of this Agreement. Those requirements include that Dr. Terner understands and acknowledges that by executing this Agreement:

          (1)   Dr. Terner is knowingly and voluntarily waiving any and all rights and claims he may have under the ADEA and the OWBPA;

          (2)   Dr. Terner recognizes that this Agreement is an important legal document and has been advised to consult with an attorney prior to executing this Agreement;

          (3)   Dr. Terner has carefully read this Agreement, knows and understand its contents and its significance, and intends to be bound by its terms;

          (4)   Dr. Terner has been given a period of 21 days from the receipt of this Agreement to consider its contents and ramifications and his decision to sign it (although it may be executed and returned prior to the conclusion of that period if desired);

          (5)   Dr. Terner will be given seven days following execution of this Agreement to revoke it by notifying the Company in writing of revocation. In case of revocation, this Agreement will not become effective or enforceable. No payments will be made under this Agreement until that seven day revocation period has expired without Dr. Terner's having revoked this Agreement prior to such expiration.

  Dr. Terner voluntarily waives any right to seek reemployment by The Company.

6.
WAIVER OF CIVIL CODE SECTION 1542

        Dr. Terner waives any and all rights or benefits which he may have had under Section 1542 of the California Civil Code, which provides:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

        Dr. Terner represents and warrants that he understands the effect of this waiver of Section 1542 of the California Civil Code. It is expressly understood and agreed that the possibility that unknown claims exist has been explicitly taken into account in determining the consideration to be given for this Agreement and that a portion of that consideration, having been bargained for in full knowledge of the possibility of such unknown claims, was given in exchange for the release and discharge of claims covered by this release.

7.
CONFIDENTIALITY

        Dr. Terner shall keep in strictest confidence all information relating to the business, affairs, clients, and customers of the Company (collectively hereinafter referred to as "Trade Secrets"), including, among other things, but without limitation, the Company's cost of performing services, pricing formulae, business strategy, methods, know-how, finances, or procedures, which Dr. Terner may have acquired during the performance of his services and duties and which are not otherwise generally known to the public. Dr. Terner acknowledges that such Trade Secrets are of great value, and have been developed and/or acquired at great expense to the Company, and such information was made available to Dr. Terner in Dr. Terner's fiduciary capacity as an officer, director, and employee of the Company. Dr. Terner shall not publish, communicate, divulge, disclose or use, whether or not for his own benefit, any Trade Secrets without the prior written consent of the Company. Dr. Terner further agrees not to speciously disparage or denigrate the business reputation of the Company or any of its officers, directors, or other affiliates.

8.
MISCELLANEOUS PROVISIONS.

        (a)   No Admission of Liability.    Nothing in this Agreement, or any document referred to herein, nor any act (including, but not limited to, the execution of this Agreement) of any Party hereto, nor any transaction occurring between any Parties hereto prior to the date hereof is or shall be treated, construed or deemed as an admission by any Party hereto of any liability, fault, responsibility, or guilt of any kind to any other Party hereto or to any person.

        (b)   Encouragement to Consult with Attorney; Tax Consequences.    Dr. Terner has the right to consult with an attorney and is encouraged to do so before signing this Agreement. Dr. Terner understands that whether or not to do so is Dr. Terner's decision and if it is done, it is done at Dr. Terner's expense. Dr. Terner acknowledges that he has been informed that Theodora Oringher Miller & Richman P.C., serves as counsel to Prospect and is not serving as Dr. Terner's attorney with respect to this Agreement. Dr. Terner further acknowledges that the benefits provided in this Agreement may have tax consequences, including those relating to the tax treatment of any stock options granted as incentive stock options, that Prospect has not provided any tax advice, and that Dr. Terner is free to consult with an accountant, legal counsel, or other tax advisor regarding the tax consequences.

        (c)   Severability.    The provisions of this Agreement are severable. If any part of this Agreement is found to be invalid or unenforceable, the other provisions shall remain fully valid and enforceable.

        (d)   Entire Agreement.    This Agreement sets forth the entire agreement between Dr. Terner and Prospect and any and all prior oral or written arrangements or understandings between Dr. Terner and Prospect concerning the subject matter of this Agreement. This Agreement may not be altered, amended, or modified, except by a further writing signed by Dr. Terner on the one hand and Prospect on the other.

        IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates indicated below.

DR. TERNER	PROSPECT

Prospect Medical Holdings, Inc.

/s/ JACOB Y. TERNER, M.D. Jacob Y. Terner, M.D.	/s/ SAMUEL S. LEE Samuel S. Lee, Chief Executive Officer

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  Exhibit 10.5
RESIGNATION AGREEMENT
RECITALS
AGREEMENT